Exhibit 10-n-2

Schedule of Executives of the Company who will be party to the new Change of Control Agreement:

Three-Year Agreement

1.	Clayton M. Jones
2.	Barry M. Abzug
3.	Patrick E. Allen
4.	John-Paul E. Besong
5.	Gary R. Chadick
6.	Gregory S. Churchill
7.	Walter S. Hogle Jr.
8.	Ronald W. Kirchenbauer
9.	Nan Mattai
10.	Jeffrey A. Moore
11.	Robert K. Ortberg
12.	Kent L. Statler
13.	Robert A. Sturgell

Two-Year Agreement

1.	David H. Brehm
2.	Marsha A. Schulte
3.	David S. Rokos